Exhibit 99.1

Impax Laboratories Reports First Quarter 2014 Results

FDA Accepts RYTARYTM NDA Resubmission; Sets PDUFA Date of October 9, 2014

HAYWARD, Calif. (May 1, 2014) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported adjusted net income of $16.5 million, or $0.24 per diluted share for the first quarter ended March 31, 2014, compared to adjusted net income of $25.3 million, or $0.37 per diluted share in the prior year period. On a GAAP basis, the Company recorded net income of $6.4 million, or $0.09 per diluted share for the first quarter 2014, compared to net income of $105.4 million, or $1.55 per diluted share in the prior year period.

Adjusted net income and adjusted earnings per diluted share declined in the first quarter 2014 due to the loss of exclusivity of Zomig® tablet and orally disintegrating tablet (ZMT) products in May 2013. Partially offsetting the decline was an increase in generic revenues due to a favorable product mix and sales from new generic products launched in the second half of 2013 for which there were no comparable amounts in the prior year period.

GAAP net income and GAAP earnings per diluted share declined in the first quarter 2014 primarily due to the recognition of one-time pre-tax payments in the first quarter 2013 totaling $150.0 million in connection with previously announced settlement and license agreements. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of GAAP to non-GAAP items.

Total revenues for the first quarter 2014 were $118.7 million, compared to $148.5 million in the prior year period, as the $8.3 million increase in generic Global Product sales, net during the current period were more than offset by a $37.2 million decline in sales of Zomig products as noted above.

“Our generics business is benefitting from recent marketing initiatives, as well as consistent success in commercializing the existing portfolio of products and capitalizing on new product launches,” said Fred Wilkinson, president and chief executive officer of Impax Laboratories, Inc. “These events resulted in a $21.7 million increase in sales of our Global labeled products since the fourth quarter of 2013. In addition, we recently launched authorized generic RENVELA® and expect it to be a significant contributor to our 2014 results.”

“A few weeks ago we resubmitted the New Drug Application (NDA) for RYTARYTM. The U.S. Food and Drug Administration (FDA) has accepted the application and set the review date under the Prescription Drug User Fee Act (PDUFA) of October 9, 2014. We remain committed to bringing this new treatment option to patients who are suffering from Parkinson’s disease.”

“My management team and I will be focused on continuing the plan towards resolving the FDA quality and manufacturing issues in Hayward, while emphasizing the importance of a world class quality organization. We will leverage our resources to ensure we are capitalizing on the strategies related to the brand and generic businesses, and analyze our internal pipeline to identify opportunities for improvement and growth.”

“We will be looking to expand our product offerings and portfolio with strategic business development projects by utilizing our financial resources and balance sheet. I am confident we will drive growth and build value for our employees and stockholders.”

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Global Pharmaceuticals Division Information

	Three Months Ended
(unaudited, amounts in thousands)	March 31,
	2014	2013
Revenues:
Global Product sales, net	$106,117	$97,785
Rx Partner	2,435	3,114
Other revenues	589	737
Total revenues	109,141	101,636
Cost of revenues	57,022	61,444
Gross profit	52,119	40,192
Operating expenses:
Research and development	11,217	11,711
Patent litigation expense	2,173	4,278
Selling, general and administrative	2,383	5,043
Total operating expenses	15,773	21,032
Income from operations	$36,346	$19,160

Gross margin	47.8%	39.5%
Adjusted gross profit (1)	$65,890	$55,594
Adjusted gross margin (1)	60.4%	54.7%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

For the first quarter 2014, Global Product sales, net increased $8.3 million to $106.1 million, compared to $97.8 million in the prior year period. The increase was primarily due to a favorable product mix and sales of new products launched in the second half of 2013 for which there were no comparable amounts in the prior year period.

Gross margin in the first quarter 2014 increased to 47.8%, compared to gross margin of 39.5% in the prior year period. Adjusted gross margin in the first quarter 2014 increased to 60.4%, compared to adjusted gross margin of 54.7% in the prior year period. The increase in gross margin and adjusted gross margin primarily reflects the favorable product mix and new product launches as noted above.

Total Global Pharmaceuticals operating expenses in the first quarter 2014 decreased to $15.8 million, compared to $21.0 million in the prior year period, primarily due to reduced marketing and patent litigation expenses.

Impax Pharmaceuticals Division Information

	Three Months Ended
(unaudited, amounts in thousands)	March 31,
	2014	2013
Revenues:
Impax Product sales, net	$9,309	$46,521
Other revenues	268	332
Total revenues	9,577	46,853
Cost of revenues	4,074	29,174
Gross profit	5,503	17,679
Operating expenses:
Research and development	10,524	7,894
Selling, general and administrative	9,221	12,764
Total operating expenses	19,745	20,658
Loss from operations	$(14,242)	$(2,979)

Gross margin	57.5%	37.7%
Adjusted gross profit (1)	$6,233	$29,408
Adjusted gross margin (1)	65.1%	62.8%

(1) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

For the first quarter 2014, Impax Product sales, net decreased $37.2 million to $9.3 million, compared to $46.5 million in the prior year period, due to lower sales of Zomig tablet and ZMT products from the loss of exclusivity as noted above, partially offset by higher sales of Zomig nasal spray which has patents expiring as late as May 2021.

Gross margin in the first quarter 2014 increased to 57.5%, compared to 37.7% in the prior year period, primarily due to significantly lower amortization and acquisition related costs and an inventory reserve charge recorded in the first quarter 2013 for pre-launch inventory related to RYTARY, as a result of the Complete Response Letter received in January 2013. Adjusted gross margin in the first quarter 2014 increased to 65.1%, compared to adjusted gross margin of 62.8% in the prior year period.

Total Impax Pharmaceuticals operating expenses in the first quarter 2014 decreased to $19.7 million, compared to $20.7 million in the prior year period. The decrease is primarily due to lower costs related to the Zomig products and the reduction of the branded sales force during the third quarter 2013. This was partially offset by a payment during the current period of $2.0 million to a development partner under a license agreement.

Corporate and Other

	Three Months Ended
(unaudited, amounts in thousands)	March 31,
	2014	2013
General and administrative expenses	$13,873	$11,910
Loss from operations	$(13,873)	$(11,910)

General and administrative expenses in the first quarter 2014 increased to $13.9 million, compared to $11.9 million in the prior year period, primarily due to higher litigation expenses.

Cash and Short-term Investments

Cash, cash equivalents and short-term investments decreased to $390.4 million as of March 31, 2014, compared to $413.1 million as of December 31, 2013, primarily due to a $21.0 million quarterly tax payment during the current year period.

2014 Financial Guidance

Impax Laboratories full year 2014 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events.

●	Adjusted gross margins as a percent of total revenue are expected to be in the mid 50% range.
●

Total research and development (R&D) expenses across the generic and brand divisions of approximately $82.0 million to $88.0 million; generic R&D expenses of approximately $46.0 million to $49.0 million and brand R&D expenses of approximately $36.0 million to $39.0 million.

●	Patent litigation expenses of approximately $11.0 million to $13.0 million.
●	Selling, general and administrative expenses of approximately $115.0 million to $120.0 million.
●	Capital expenditures of approximately $40.0 million to $45.0 million.
●	Hayward facility remediation costs of approximately $25.0 million to $30.0 million.
●

Effective tax rate of approximately 32% to 34% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2014. The R&D tax credit expired on December 31, 2013. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on May 1, 2014 at 4:30 p.m. ET to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 25386332. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the impact of consolidation of the Company’s customer base; the impact of competition; the substantial portion of our total revenues derived from sales of a limited number of products; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; the Company’s inexperience in conducting clinical trials and submitting new drug applications; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on our industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions; the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Global Pharmaceuticals Division, net	$109,141	$101,636
Impax Pharmaceuticals Division, net	9,577	46,853
Total revenues	118,718	148,489
Cost of revenues	61,096	90,618
Gross profit	57,622	57,871
Operating expenses:
Research and development	21,741	19,605
Patent litigation expense	2,173	4,278
Selling, general and administrative	25,477	29,717
Total operating expenses	49,391	53,600
Income from operations	8,231	4,271
Other income, net	76	149,456
Interest income	388	276
Interest expense	(65)	(283)
Income before income taxes	8,630	153,720
Provision for income taxes	2,205	48,278
Net income	$6,425	$105,442

Net income per share:
Basic	$0.09	$1.59
Diluted	$0.09	$1.55

Weighted average common shares outstanding:
Basic	67,702,296	66,487,470
Diluted	69,938,872	68,178,355

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$129,372	$184,612
Short-term investments	261,055	228,521
Accounts receivable, net	119,521	112,993
Inventory, net	76,159	70,107
Deferred income taxes	51,333	50,788
Prepaid expenses and other assets	12,003	12,721
Total current assets	649,443	659,742
Property, plant and equipment, net	189,661	188,191
Other assets	91,163	91,746
Intangible assets, net	24,364	29,670
Goodwill	27,574	27,574
Total assets	$982,205	$996,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$109,398	$138,347
Accrued profit sharing and royalty expenses	10,617	11,560
Deferred revenue	3,200	3,983
Total current liabilities	123,215	153,890
Deferred revenue	4,000	4,267
Other liabilities	29,806	28,563
Total liabilities	157,021	186,720
Total stockholders' equity	825,184	810,203
Total liabilities and stockholders' equity	$982,205	$996,923

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$6,425	$105,442
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,015	12,397
Provision for inventory reserves	1,952	22,810
Intangible asset impairment charges	2,876	-
Charge for licensing agreement	2,000	-
Accretion of interest income on short-term investments	(223)	(158)
Deferred income tax benefit	(2,879)	(2,799)
Tax impact related to the exercise of employee stock options	(920)	3
Recognition of deferred revenue	(1,050)	(1,113)
Accrued profit sharing and royalty expense	10,608	22,541
Payments of profit sharing and royalty expense	(11,537)	(4,925)
Share-based compensation expense	4,386	4,359
Other receivable	-	(102,049)
Changes in assets and liabilities which (used) provided cash	(36,729)	1,937
Net cash (used in) provided by operating activities	(17,076)	58,445
Cash flows from investing activities:
Purchase of short-term investments	(133,754)	(60,515)
Maturities of short-term investments	101,443	65,993
Purchases of property, plant and equipment	(9,782)	(9,361)
Payment for licensing agreement	(2,000)	-
Net cash used in investing activities	(44,093)	(3,883)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	5,977	1,554
Tax impact related to the exercise of employee stock options and restricted stock	920	(3)
Net cash provided by financing activities	6,897	1,551
Effect of exchange rate changes on cash and cash equivalents	(968)	(698)
Net (decrease) increase in cash and cash equivalents	(55,240)	55,415
Cash and cash equivalents, beginning of period	184,612	142,162
Cash and cash equivalents, end of period	$129,372	$197,577

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted cost of revenues and adjusted research and development expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, GAAP net income per diluted share, GAAP cost of revenues and GAAP research and development expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted cost of revenues and adjusted research and development expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

	Three months ended
(Unaudited, amounts in thousands, except per share data)	March 31,
	2014	2013
Net income	$6,425	$105,442
Adjusted to add (deduct):
Amortization and acquisition-related costs (a)	2,430	7,142
Hayward facility remediation costs (b)	8,517	1,936
Employee severance (c)	678	-
Payments received from litigation settlement (d)	-	(150,049)
Intangible asset impairment charges (e)	2,876	-
Provision for inventory reserve (f)	-	18,053
R&D partner milestone payment (g)	-	2,000
Loss on asset disposal (h)	-	881
Payment for licensing agreement (i)	2,000	-
Income tax effect	(6,445)	39,877
Adjusted net income	$16,481	$25,282

Adjusted net income per diluted share	$0.24	$0.37
Net income per diluted share	$0.09	$1.55

(a)	Resulting from the June 2012 Development, Supply and Distribution Agreement (Tolmar Agreement) with TOLMAR, Inc. (Tolmar) and the January 2012 AstraZeneca Agreement.
(b)	Remediation costs relating to the Hayward, CA manufacturing facility.
(c)	Included in “Cost of revenues” on the Consolidated Statements of Operations.
(d)

Reflects the receipt of a pre-tax payment of $102.0 million from Endo Health Solutions Inc. in connection with a previously announced settlement and license agreement and $48.0 million from Shire LLC (Shire) in connection with the settlement of litigation relating to supply of authorized generic Adderall XR® products to the Company under the terms of the License and Supply Agreement with Shire. Included in “Other income, net” on the Consolidated Statements of Operations.

(e)

In June 2012, the Company entered into the Tolmar Agreement which granted to the Company an exclusive license to commercialize up to 11 generic topical prescription drug products, including nine then currently approved products and two products then pending approval at the FDA, in the United States and its territories. During the first quarter 2014, as a result of a decline in pricing on a currently approved product, the Company revised the projections for the Tolmar product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues for the Global Pharmaceuticals Division, which was 100% of the remaining net book value.

(f)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals.

(g)	The Company recorded a $2.0 million milestone payment under the terms of a research and development partnership agreement. Included in Global Pharmaceuticals Division research and development expense.
(h)	Included in “Other income, net” on the Consolidated Statements of Operations.
(i)

In January 2014, the Company entered into a Development and Commercialization Agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in Impax Pharmaceuticals Division research and development expense.

The following table reconciles reported net income to adjusted EBITDA.

	Three months ended
(Unaudited, amounts in thousands, except per share data)	March 31,
	2014	2013
Net income	$6,425	$105,442
Adjusted to add (deduct):
Interest income	(388)	(276)
Interest expense	65	283
Depreciation and other	5,585	5,256
Income taxes	2,205	48,278
EBITDA	13,892	158,983

Adjusted to add (deduct):
Amortization and acquisition-related costs	2,430	7,142
Hayward facility remediation costs	8,517	1,936
Employee severance	678	-
Payments received from litigation settlement	-	(150,049)
Intangible asset impairment charges	2,876	-
Provision for inventory reserve	-	18,053
R&D partner milestone payment	-	2,000
Loss on asset disposal	-	881
Payment for licensing agreement	2,000	-
Share-based compensation	4,386	4,359
Adjusted EBITDA	$34,779	$43,305

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles total Company reported cost of revenues and research and development expenses, to adjusted cost of revenues, adjusted gross profit, adjusted gross margin and adjusted research and development expenses.

	Three months ended
(Unaudited, amounts in thousands)	March 31,
	2014	2013
Cost of revenues	$61,096	$90,618
Adjusted to deduct:
Amortization and acquisition-related costs	2,430	7,142
Hayward facility remediation costs	8,517	1,936
Employee severance	678	-
Intangible asset impairment charge	2,876	-
Provision for inventory reserve	-	18,053
Adjusted cost of revenues	$46,595	$63,487

Adjusted gross profit (1)	$72,123	$85,002
Adjusted gross margin (1)	60.8%	57.2%

Research and development expenses	$21,741	$19,605
Adjusted to deduct:
Payment for licensing agreement (2)	2,000	-
R&D partner milestone payment (3)	-	2,000
Adjusted research and development expenses	$19,741	$17,605

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(2)	Included within the Impax Pharmaceuticals Division reported results.
(3)	Included within the Global Pharmaceuticals Division reported results.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Global Pharmaceuticals Division Information

	Three months ended
(unaudited, amounts in thousands)	March 31,
	2014	2013
Cost of revenues	$57,022	$61,444
Adjusted to deduct:
Amortization and acquisition-related costs	1,700	430
Hayward facility remediation costs	8,517	1,936
Employee severance	678	-
Provision for inventory reserve	-	13,036
Intangible asset impairment charge	2,876	-
Adjusted cost of revenues	$43,251	$46,042

Adjusted gross profit (1)	$65,890	$55,594
Adjusted gross margin (1)	60.4%	54.7%

Impax Pharmaceuticals Division Information

	Three months ended
(unaudited, amounts in thousands)	March 31,
	2014	2013
Cost of revenues	$4,074	$29,174
Adjusted to deduct:
Amortization and acquisition-related costs	730	6,712
Provision for inventory reserve	-	5,017
Adjusted cost of revenues	$3,344	$17,445

Adjusted gross profit (1)	$6,233	$29,408
Adjusted gross margin (1)	65.1%	62.8%

(1)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.